Exhibit 12

HARRAH’S ENTERTAINMENT, INC.

COMPUTATION OF RATIOS

(Unaudited)

(In millions, except ratio amounts)

	Successor Jan. 28, 2008 through Dec. 31, 2008 (a)	Predecessor
		Jan. 1, 2008 through Jan. 27, 2008 (b)	2007(c)	2006(d)	2005(e)	2004(f)
Ratio of Earnings to Fixed Charges (g)
(Loss)/income from continuing operations before income taxes and minority interests	$(5,535.1)	$(125.4)	$892.5	$834.8	$554.1	$513.0
Add/(subtract):
Amortization of capitalized interest	1.4	0.5	5.7	4.0	3.3	0.5
Loss/(income) from equity investments	2.1	(0.5)	(3.9)	(3.6)	(1.2)	0.9
Fixed charges	2,114.6	93.3	843.4	706.6	508.6	291.8
Distributed income from equity investees	2.5	0.1	1.8	2.5	1.2	—
Capitalized interest	53.3	2.7	20.4	24.3	14.1	4.1
Minority interests of subsidiaries that have not incurred fixed charges	0.5	0.1	(1.2)	3.0	—	—

Earnings as defined	$(3,360.7)	$(29.2)	$1,758.7	$1,571.6	$1,080.1	$810.3

Fixed charges:
Interest expense, net of interest capitalized	$2,074.9	$89.7	$800.8	$670.5	$479.6	$269.3
Interest included in rental expense	39.7	3.6	42.6	36.1	29.0	22.5

Total fixed charges	$2,114.6	$93.3	$843.4	$706.6	$508.6	$291.8

Ratio of earnings to fixed charges	—	—	2.1	2.2	2.1	2.8

(a)	The Successor period of 2008 includes $5.5 billion in pretax charges for impairment of intangible assets (see Note 3), $16.2 million in pretax charges for other write-downs, reserves and recoveries, $24.0 million in pretax charges related to the sale of the Company, and $742.1 million in pretax credits for discounts related to, and write-offs associated with, debt retired before maturity.

(b)	The Predecessor period of 2008 includes $4.7 million in pretax charges for write-downs, reserves and recoveries and $125.6 million in pretax charges related to the sale of the Company.

(c)	2007 includes a $59.9 million in net pretax credit for write-downs, reserves and recoveries, $13.4 million in pretax charges related to the proposed sale of the Company, and $2.0 million in pretax charges for premiums paid for, and write-offs associated with, debt retired before maturity. 2007 also includes the financial results of Bill’s Gamblin’ Hall & Saloon, from its February 27, 2007, date of acquisition and Macau Orient Golf, from its September 12, 2007, date of acquisition.

(d)	2006 includes $62.6 million in pretax charges for write-downs, reserves and recoveries, $37.0 million in pretax charges related to the review of certain strategic matters by the special committee of our Board of Directors and the integration of Caesars in Harrah’s Entertainment, and $62.0 million in pretax charges for premiums paid for, and write-offs associated with, debt retired before maturity. 2006 also includes the financial results of London Clubs International from the date of our acquisition of a majority ownership interest in November 2006.

Exhibit 12 (continued)

HARRAH’S ENTERTAINMENT, INC.

COMPUTATION OF RATIOS

(In thousands, except ratio amounts)

(e)	2005 includes $194.7 million in pretax charges for write-downs, reserves and recoveries, $55.0 million in pretax charges related to our acquisition of Caesars Entertainment, Inc., and $3.3 million in pretax charges for premiums paid for, and write-offs associated with, debt retired before maturity. 2005 also includes the financial results of Caesars Entertainment, Inc., from its June 13, 2005, date of acquisition.

(f)	2004 includes $9.6 million in pretax charges for write-downs, reserves and recoveries and $2.3 million in pretax charges related to our pending acquisition of Caesars Entertainment, Inc. 2004 also includes the financial results of Horseshoe Gaming Holding Corp. from its July 1, 2004, date of acquisition.

(g)	For purposes of computing this ratio, “earnings” consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less-than-50%-owned investments. “Fixed charges” include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for the Company’s nonconsolidated majority-owned subsidiaries. As discussed in Note 13 to the Consolidated Financial Statements, the Company has guaranteed certain third-party loans in connection with its casino development activities. The above ratio computation excludes estimated fixed charges associated with these guarantees as follows: 2008, $— million; 2007, $—million; 2006, $11.3 million; 2005, $11.8 million; and 2004, $6.7 million. For the Predecessor and Successor periods of 2008 our earnings were insufficient to cover fixed charges by $122.5 million and $5.5 billion, respectively.